UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2022

Oscar Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40154	46-1315570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Varick Street, 5th Floor

New York, New York 10013

(Address of principal executive offices, including zip code)

(646) 403-3677

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value per share	OSCR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Issuance and Sale of 7.25% Convertible Senior Notes due 2031

Investment Agreement

On January 27, 2022, Oscar Health, Inc. (the “Company”) entered into an investment agreement (the “Investment Agreement”) with funds affiliated with or advised by Dragoneer Investment Group, LLC, Thrive Capital Management, LLC (“Thrive Capital”), LionTree Investment Management, LLC and Tenere Capital LLC (collectively, “Purchasers”), relating to the issuance and sale by the Company to the Purchasers of $305,000,000 in aggregate principal amount of the Company’s 7.25% Convertible Senior Notes due 2031 (the “Notes”). The transactions contemplated by the Investment Agreement (the “Transaction”) are expected to close on or around February 3, 2022 (the date on which the closing occurs, the “Closing Date”), subject to customary closing conditions.

Standstill Obligations

Pursuant to the Investment Agreement, each of the Purchasers (except for Thrive Capital) has agreed, subject to certain exceptions, that during the period commencing on the date of the Investment Agreement and ending on the one (1) year anniversary of the Closing Date (the “Standstill Period”), such Purchaser will not, among other things: (i) acquire, or offer, propose or seek to acquire greater than 10% of the voting equity securities of the Company, (ii) be involved in or part of any acquisition transaction or other business combination relating to all or part of the Company or any acquisition transaction for all or substantially all of the assets of the Company or any of its businesses, (iii) make, or in any way participate in any “proxy contest” or other solicitation of proxies, or (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the Company. In addition, each Purchaser (except for Thrive Capital) has agreed, subject to certain exceptions, that during the Standstill Period, such Purchaser will not (A) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person (other than a representative of such Purchaser) with respect to any of the foregoing activities or propose any such activities to any other person, (B) advise, assist, encourage or act as a financing source for any other person in connection with any of the foregoing activities or (C) publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing restrictions.

Transfer, Conversion and Other Restrictions; Registration Rights

The Investment Agreement restricts each Purchaser’s ability to transfer, convert or hedge the Notes to the Company’s Class A Common Stock, subject to certain exceptions specified in the Investment Agreement and summarized below.

Additionally, under the Investment Agreement for so long as (i) Dragoneer holds at least $75 million in aggregate principal amount of the Notes or (ii) the initial Purchasers collectively hold at least $152.5 million of the aggregate principal amount of Notes issued to such initial Purchasers as of the Closing Date, the Company is restricted from incurring indebtedness for borrowed money, except for indebtedness which is expressly permitted, which includes a provision permitting the Company to incur indebtedness that is subordinated in right of payment or security to the Notes pursuant to a written agreement in an amount not to exceed $250 million in aggregate principal amount at any time outstanding, subject to certain conditions.

Except as described below, prior to the earlier of (i) the one year anniversary of the date of the Investment Agreement and (ii) the date on which an event that constitutes a change of control of the Company occurs, the Purchaser will be restricted from transferring the Notes or the Class A Common Stock issuable or issued upon conversion of the Notes or entering into any hedging or other agreement that transfers the ownership of the Notes or the Class A Common Stock. Exceptions include: (A) transfers to affiliates, (B) transfers to the Company or any of its subsidiaries and (C) transfers to a third party where the net proceeds of such sale are solely used to satisfy a bona fide margin call or repay a permitted loan.

The Investment Agreement also provides that the Company will use its reasonable best efforts to enter into, as promptly as practicable after the Closing Date, an amendment to that certain Twelfth Amended and Restated Investors’ Rights Agreement, dated as of March 5, 2021, by and among the Company and the Investors and Common Holders party thereto (the “Investor Rights Agreement”), to provide customary registration rights to Thrive Capital with respect to the Notes held by Thrive Capital and the shares of Class A Common Stock issued or issuable upon the conversion of any such Notes.

Indenture and Issuance of Convertible Notes

The Notes will be governed by an indenture (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will be senior, unsecured obligations of the Company, bearing interest at a rate of 7.25% per annum, payable in cash, semi-annually in arrears on June 30 and December 31 of each year, commencing on June 30, 2022.

The Notes may be converted, subject to certain conditions, at an initial conversion price of $8.32, which reflects a 38% premium to the price of the Company’s Class A common stock, par value $0.00001 per share (“Class A Common Stock”) as of the close of business on January 26, 2022. Upon conversion, the Notes will be settled, at the Company’s election, in shares of Class A Common Stock, cash, or a combination of cash and shares of Class A Common Stock, subject to certain exceptions. Upon the occurrence of a fundamental change (as defined in the Indenture), holders of the Notes will have the right to require the Company to repurchase all or some of their Notes for cash, subject to certain conditions. The Notes will have a stated maturity of December 31, 2031, subject to earlier conversion, redemption or repurchase in accordance with their terms. Additionally, pursuant to the Investment Agreement, after the fifth anniversary of the Closing Date, the initial Purchasers of the Notes will have the right to require the Company to repurchase all of their Notes for cash, on each of June 30, 2027, June 30, 2028, June 30, 2029 and June 30, 2030 (each, a “Repurchase Date”); provided that, among other conditions, a repurchase notice is delivered to the Trustee no later than (i) 120 days prior to the applicable Repurchase Date and (ii) 10 business days following the date on which the Company files its annual report on Form 10-K for the prior year.

The Company may not redeem the Notes prior to December 31, 2026. The Company may redeem all, but not less than all, of the Notes, at its option, on or after December 31, 2026 and on or before the 35th scheduled trading day immediately preceding the maturity date, for a cash purchase price equal to the redemption price (as defined in the Indenture), but only if the last reported sale price per share of Class A Common Stock exceeds 200% of the conversion price on each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately before the date on which the Company sends the redemption notice for such redemption.

The Indenture will include customary “events of default,” which may result in the acceleration of the maturity of the Notes under the Indenture. The Indenture will also include customary covenants for convertible notes of this type.

The foregoing summaries of the Indenture, the Notes and the Investment Agreement do not purport to be complete and are subject to, and qualified in their entirety by the full text of the Investment Agreement, which is filed as Exhibit 10.1.

Item 2.02	Results of Operation and Financial Condition

On January 27, 2022, the Company announced preliminary unaudited financial results for the fiscal year ended December 31, 2021. The full text of the press release (the “Press Release”) issued in connection with the announcement, which includes a description of the Transaction, is attached as Exhibit 99.1 to this Current Report on Form 8-K.

As announced in the Press Release, on January 27, 2022 at 5:00 p.m. (ET) the Company hosted a conference call to discuss the information in the Press Release, including its preliminary unaudited financial results. Instructions for accessing both the conference call and a replay of the webcast of the conference call for on-demand listening were included in the Press Release. During the call, the Company announced that it held approximately $740 million in cash and cash equivalents at the holding company as of December 31, 2021.

The information in Item 2.02, including the information contained in Exhibit 99.1 of this Current Report on Form 8-K, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information related to the issuance of the Notes contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

Item 3.02	Unregistered Sale of Securities

On January 27, 2022, the Company entered into the Investment Agreement, pursuant to which it agreed to sell $305,000,000 in aggregate principal amount of the Notes to the Purchasers in a private placement pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Company will offer and sell the Notes to the Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Company will rely on this exemption from registration based in part on representations made by each of the Purchasers in the Investment Agreement.

The information related to the issuance of the Notes contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

Item 8.01	Other Events

On January 27, 2022, the Company entered into the First Amendment to Credit Agreement, pursuant to which the administrative agent and required lenders party thereto, among other things (i) consented to the Notes issuance and (ii) modified certain financial maintenance covenants.

The foregoing description of the First Amendment to Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by the full text of the First Amendment to Credit Agreement, which is filed as Exhibit 10.2 and incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Investment Agreement, dated as of January 27, 2022, by and among Oscar Health, Inc. and Oasis FD Holdings, LP., Thrive Capital Partners VII Growth, L.P., Claremount VII Associates, L.P., LionTree Investment Fund, L.P. and Tenere Capital Master Fund, LP.

10.2	Credit Agreement, dated as of February 21, 2021, as amended by the First Amendment to Credit Agreement, dated as of February 27, 2022, by and among Oscar Health, Inc., as borrower, the several lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as administrative agent, among others.

99.1	Press Release, dated January 27, 2022.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSCAR HEALTH, INC.

Date: January 28, 2022	By:	/s/ R. Scott Blackley
	Name:	R. Scott Blackley
	Title:	Chief Financial Officer